U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2007

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01     Other Events

Viral Genetics, Inc., is updating with this report information on proposed development activity for VGV-1, its HIV/ AIDS drug therapy, over the next 18 months.

Milestone	Time to Complete	Cost	Targeted Result
Complete characterization, in vitro activity studies, dose-response studies.	3-9 months	$500,000*	—Establish: Identity of proteins mechanism, dosing —Significant publication(s) —Possible other uses of compound
Seek from FDA Approved IND	3-6 months	$150,000**	—FDA approved Phase 1 / 2a clinical trial —Publication
Complete FDA Phase 1 / 2a clinical trial***	12-18 months	$1,200,000 to $3,000,000	—Move to 2nd Phase 2 study along fast-track —Corporate partner

*Excluding overhead and administrative expenses.

**Possible repeat of toxicology studies required if new formulation of compound – $250,000 prior to initiation of FDA trial.

***Grant funding may be available for this milestone including public and private sources.

The foregoing merely represents Viral Genetics current plan and objectives, and there is no assurance these objectives will be accomplished or accomplished in the time frames indicated. The ability of Viral Genetics to accomplish any of the foregoing objectives is dependent on its ability to obtain additional funding through debt or equity financings, Viral Genetics does not have commitments for any financing at this time, and there is no assurance it will obtain any of the financing needed to pursue the plan outlined above. Furthermore, there are additional factors beyond the control of Viral Genetics that could affect its plans and objectives, including, but not limited to, the need for regulatory action and approvals to pursue development and testing activities in the United States.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: February 9, 2007	By:	/s/ Haig Keledjian
Haig Keledjian, President